Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-85090, 333-108896, 333-110486 333-131315, 333-140174, 333-141640 and 333-148747 on Form F-3, and Nos. 333-80947, 333-06482, 333-11720, 333-83204, 333-107943, 333-117565, 333-138837 and 333-153710 on Form S-8, of our reports dated February 23, 2009, relating to the consolidated financial statements of Tower Semiconductor Ltd. (“the Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2008.

Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
June 28, 2009